Exhibit 10.21

March 27, 2013

George Schulze

Dear George:

This letter reflects your current compensation plan for 2013 and beyond, and until such time as any additional changes are made:

Compensation
Your salary shall be $425,000 per year effective April 1, 2013 with a target annual bonus of $297,500. Payment of the bonus will be subject to the terms of the GXS’ Management Bonus Plan and payments will be paid to you no later than the 15th of March following the calendar year in which the bonus was earned.    Please note that the quotation of an annual rate of pay is merely for convenience and does not imply that your employment is for a year or any fixed period.

Retention Bonus Amount and Retention Period
You are eligible to receive a retention/transaction bonus payment in the amount of $350,000.   The stated amount is the gross amount of the Retention Bonus, which will be subject to taxation and tax withholding/deductions in accordance with applicable law or custom. The Retention/transaction Period is defined as the earliest of: a sale of GXS, an IPO, termination not for cause, or twelve months from 3/4/13.

Equity Programs
You will also receive one additional year of stock acceleration (two years total) under the equity and equity floor program.

Also, if you are terminated not for cause from GXS, your current equity and Transaction Bonus Program will continue for three years at the vested value as of the date of your termination.  Vesting would be subject to two years of acceleration based on any change of control in that three year period.

All other terms and conditions related to your employment remain unchanged.

Please indicate your agreement to the terms of this amendment letter by signing below and returning the signed original letter to me.

Sincerely,

GXS, Inc.

By:	/s/ Robert E. Segert
Robert E. Segert President and Chief Executive Officer

Accepted:	/s/ George Schulze
George Schulze

Date: March 27, 2013